                                                                   EXHIBIT 10.34

                               CREDIT AGREEMENT

                         Dated as of October 27, 2000

                                    between

                          MERCURY GENERAL CORPORATION

                                      and

                             BANK OF AMERICA, N.A.

                               TABLE OF CONTENTS
                               -----------------

                                                                                                              Page
                                                                                                              ----
ARTICLE I.DEFINITIONS AND ACCOUNTING TERMS.................................................................     1
                       1.01      Defined Terms.............................................................     1
                       1.02      Other Interpretive Provisions.............................................    11
                       1.03      Accounting Terms..........................................................    12
                       1.04      Rounding..................................................................    12
                       1.05      References to Agreements and Laws.........................................    12

ARTICLE II.THE COMMITMENT AND LOAN.........................................................................    12
                       2.01      Loans.....................................................................    12
                       2.02      Borrowings, Conversions and Continuations of Loans........................    12
                       2.03      Prepayments...............................................................    14
                       2.04      Reduction or Termination of Commitment....................................    14
                       2.05      Repayment of Loans........................................................    14
                       2.06      Interest..................................................................    14
                       2.07      Fees......................................................................    15
                       2.08      Computation of Interest and Fees..........................................    15
                       2.09      Evidence of Debt..........................................................    15
                       2.10      Payments Generally........................................................    15
                       2.11      Extension of Maturity Date................................................    16

ARTICLE III.TAXES, YIELD PROTECTION AND ILLEGALITY.........................................................    16
                       3.01      Taxes.....................................................................    16
                       3.02      Illegality................................................................    17
                       3.03      Inability to Determine Eurodollar Rate....................................    17
                       3.04      Increased Cost and Reduced Return; Capital Adequacy.......................    18
                       3.05      Funding Losses............................................................    18
                       3.06      Requests for Compensation.................................................    19
                       3.07      Survival..................................................................    19

ARTICLE IV.CONDITIONS PRECEDENT TO LOANS...................................................................    19
                       4.01      Conditions of Initial Loan................................................    19
                       4.02      Conditions to all Loans...................................................    20

ARTICLE V.REPRESENTATIONS AND WARRANTIES...................................................................    21
                       5.01      Existence, Qualification and Power; Compliance with Laws..................    21
                       5.02      Authorization; No Contravention...........................................    21
                       5.03      Governmental Authorization................................................    21
                       5.04      Binding Effect............................................................    21
                       5.05      Financial Statements; No Material Adverse Effect..........................    21
                       5.06      Litigation................................................................    22
                       5.07      No Default................................................................    22
                       5.08      Ownership of Property; Liens..............................................    22
                       5.09      Environmental Compliance..................................................    22

                                      (i)

                       5.10      Insurance.................................................................    22
                       5.11      Taxes.....................................................................    22
                       5.12      ERISA Compliance..........................................................    23
                       5.13      Subsidiaries..............................................................    23
                       5.14      Margin Regulations; Investment Company Act; Public Utility Holding
                                 Company Act...............................................................    23
                       5.15      Licenses, Franchises, Etc.................................................    24
                       5.16      Labor Relations...........................................................    24
                       5.17      Burdensome Obligations....................................................    24
                       5.18      Disclosure................................................................    24

ARTICLE VI.AFFIRMATIVE COVENANTS...........................................................................    24
                       6.01      Financial Statements......................................................    24
                       6.02      Certificates; Other Information...........................................    25
                       6.03      Notices..................................................................     26
                       6.04      Payment of Obligations....................................................    26
                       6.05      Preservation of Existence, Etc............................................    26
                       6.06      Maintenance of Properties.................................................    27
                       6.07      Maintenance of Insurance..................................................    27
                       6.08      Compliance with Laws......................................................    27
                       6.09      Books and Records.........................................................    27
                       6.10      Inspection Rights.........................................................    27
                       6.11      Compliance with ERISA.....................................................    27
                       6.12      Use of Proceeds...........................................................    27

ARTICLE VII.NEGATIVE COVENANTS.............................................................................    27
                       7.01      Liens.....................................................................    28
                       7.02      Indebtedness.............................................................     29
                       7.03      Mergers, Acquisitions and Dispositions....................................    29
                       7.04      Change in Nature of Business..............................................    29
                       7.05      Transactions with Affiliates..............................................    29
                       7.06      Burdensome Agreements.....................................................    30
                       7.07      Use of Proceeds...........................................................    30
                       7.08      ERISA.....................................................................    30
                       7.09      Fiscal Year...............................................................    30
                       7.10      Issuance of Stock by Subsidiaries.........................................    30
                       7.11      Reinsurance Agreements....................................................    30
                       7.12      Articles of Incorporation and Bylaws......................................    30
                       7.13      Financial Covenants.......................................................    31

ARTICLE VIII.EVENTS OF DEFAULT AND REMEDIES................................................................    31
                       8.01      Events of Default.........................................................    31
                       8.02      Remedies Upon Event of Default............................................    33

ARTICLE IX.MISCELLANEOUS...................................................................................    33
                       9.01      Amendments; Etc...........................................................    33

                                     (ii)

                       9.02      Notices and Other Communications; Facsimile Copies........................    33
                       9.03      No Waiver; Cumulative Remedies............................................    34
                       9.04      Attorney Costs, Expenses and Taxes........................................    34
                       9.05      Indemnification by the Borrower...........................................    35
                       9.06      Payments Set Aside........................................................    35
                       9.07      Successors and Assigns....................................................    35
                       9.08      Confidentiality...........................................................    37
                       9.09      Set-Off...................................................................    37
                       9.10      Interest Rate Limitation..................................................    38
                       9.11      Counterparts..............................................................    38
                       9.12      Integration...............................................................    38
                       9.13      Survival of Representations and Warranties................................    38
                       9.14      Severability..............................................................    38
                       9.15      Governing Law.............................................................    38
                       9.16      Waiver of Right to Trial by Jury..........................................    39
                       9.17      ENTIRE AGREEMENT..........................................................    39

                                     (iii)

SCHEDULES
---------

         5.06  Litigation
         5.13  Subsidiaries
         7.01  Existing Liens
         7.02  Existing Indebtedness
         9.02  Lending Office, Addresses for Notices

EXHIBITS
--------
               Form of

            A  Loan Notice
            B  Note
            C  Compliance Certificate
            D  Opinion of Counsel


                                     (iv)

                               CREDIT AGREEMENT
                               ----------------


     This CREDIT AGREEMENT ("Agreement") is entered into as of October 27, 2000, by and between MERCURY GENERAL CORPORATION, a California corporation (the "Borrower"), and BANK OF AMERICA, N.A., a national banking association (the "Lender").

     The Borrower has requested that the Lender provide a revolving credit facility, and the Lender is willing to do so on the terms and conditions set forth herein.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                  ARTICLE 1.
                       DEFINITIONS AND ACCOUNTING TERMS
                       --------------------------------

     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Acquisition" means, with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including by devise, bequest, gift, through a dividend or otherwise and whether in a single transaction or in a series of related transactions), of (i) the capital stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be either a Subsidiary of such Person or otherwise under the control of such Person, (ii) any business, going concern or division or segment thereof, or (iii) the property of any other Person other than in the ordinary course of business, provided, however that no acquisition of all or substantially all of the assets of such other Person shall be deemed to be in the ordinary course of business.

     "Adjusted Net Worth" means, at any date of determination, the sum of all amounts which would be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries determined in accordance with GAAP (without adjusting the value of securities held by the Borrower or its Subsidiaries to market value as contemplated under FASB 115 for securities designated as "available for sale").

     "Affiliate" means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agreement" means this Credit Agreement.

     "Annual Statements" has the meaning set forth in Section 5.05(c).

     "Applicable Insurance Code" means, with respect to any Insurance Subsidiary, the insurance code of any jurisdiction where such Insurance Subsidiary is domiciled or is conducting an insurance business, as in effect from time to time and including any successor code or statute thereto, together with the regulations issued thereunder.

     "Applicable Insurance Regulatory Authority" means, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority located in the jurisdiction in which such Insurance Subsidiary is domiciled and, to the extent that it has any regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary is licensed.

     "Applicable Rate" means the following percentages per annum (expressed in basis points):


               ====================================================
                 Commitment      Eurodollar Rate +    Base Rate +
                    Fee
               ====================================================
                   12.5                75                  0
               ====================================================

     "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

     "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 1999, and the related consolidated statements of income and cash flows for such fiscal year of the Borrower.

     "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its "prime rate." Such rate is a rate set by the Lender based upon various factors including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Loan" means a Loan which bears interest based on the Base Rate.

     "Borrower" has the meaning set forth in the introductory paragraph hereto.

     "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the offshore London interbank market.

     "Capital Lease Obligations" means, with respect to any Person, the obligations of such Person with respect to leases which, in accordance with GAAP, are required to be capitalized on the financial statements of such Person.

     "Change of Control" means, with respect to the Borrower, an event or series of events by which:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its

     Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than George Joseph or Gloria Joseph, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the voting securities of the Borrower; or

          (b) during any period of 12 consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board.

     "Closing Date" means the first date all the conditions precedent in Section
4.01 are satisfied by the Borrower or waived by the Lender.

     "Code" means the Internal Revenue Code of 1986.

     "Commitment" means the obligation of the Lender to make Loans to the Borrower in an aggregate principal amount at any one time not to exceed $30,000,000, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

     "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

     "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

     "Default" means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     "Default Rate" means an interest rate equal to (a) the Base Rate plus (b)
                                                                      ----
the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per
                                                           ----
annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

     "Disposition" means, with respect to any Person, any sale, ceding, assignment, transfer or other disposition by such Person, by any means, of (a) any Operating Entity, or (b) any other property of such Person, provided, however, that the term "Disposition" shall not include any sale, ceding, assignment, transfer or other disposition by a Person that is a corporation (i) to a wholly-owned Subsidiary of that Person or (ii) as a dividend to that Person's shareholders.

     "Dollar" and "$" means lawful money of the United States of America.

     "EBITDA" means, for any period, Net Income of the Borrower and its Non-Insurance Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus the sum of, without duplication, (i) Interest
                         ----
Expense, (ii) provision for income taxes of the Borrower and its Non-Insurance Subsidiaries and (iii) depreciation, amortization and other non-cash charges of the Borrower and its Non-Insurance Subsidiaries, each to the extent deducted in determining such Net Income for such period.

     "Environmental Laws" means all Laws relating to environmental, health, safety and land use matters applicable to any property.

     "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or
(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

     "Eurodollar Base Rate" has the meaning set forth in the definition of Eurodollar Rate.

     "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Lender pursuant to the following formula:

                  Eurodollar Rate =             Eurodollar Base Rate
                                        -------------------------------
                                        1.00 - Eurodollar Reserve Percentage

          Where,

     "Eurodollar Base Rate" means, for such Interest Period:

          (a) the rate per annum equal to the rate determined by the Lender to be the offered rate that appears on the page of the Telerate screen (or any successor) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Lender as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Lender's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

     "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Eurodollar Rate Loan" means a Loan bearing interest based on the Eurodollar Rate.

     "Event of Default" means any of the events or circumstances specified in
Article VIII; provided that any requirement expressly set forth therein for the giving of notice, the lapse of time or any other condition has been satisfied.

     "Existing Credit Agreement" means that certain Revolving Credit Agreement dated as of October 30, 1998, as amended, modified and/or restated prior to the date hereof, among the Borrower, the lenders party thereto and certain agents, including The Bank of New York.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that
(a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Lender on such day on such transactions as determined by the Lender.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any Applicable Insurance Regulatory Authority, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guaranty Obligation" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term "Guaranty Obligation" shall not include (x) amounts potentially owed on or with respect to insurance policies issued or sold in the ordinary course of business, (y) premiums for any such policies, to the extent attributable for a period after a particular date upon which Guaranty Obligations are being determined, or (z) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

     "Indebtedness" means, as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of property (other than trade payables and accrued expenses incurred in the ordinary course of business and not more than 90 days past due), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), (f) Capital Lease Obligations and (g) Guaranty Obligations; provided that, for purposes of this definition, (i) "Indebtedness" shall not include obligations in respect of interest rate caps, collars, swaps or other similar agreements, and (ii) Indebtedness under clauses (c) or (e) shall be taken at the lesser of the principal amount of such Indebtedness and the value of the property subject to the Lien referred to therein.

     "Indemnified Liabilities" has the meaning set forth in Section 9.05.

     "Indemnitees" has the meaning set forth in Section 9.05.

     "Insurance Subsidiary" means each Subsidiary of the Borrower set forth on
Schedule 5.13 under the heading "Insurance Subsidiaries."

     "Interest Coverage Ratio" means, at any date of determination, the ratio of
(i) the sum of (x) EBITDA of the Borrower and its Non-Insurance Subsidiaries for the immediately preceding four fiscal quarters of the Borrower plus (y) the
                                                               ----
greater of (1) 10% of Statutory Surplus of the Insurance Subsidiaries at such date of determination and (2) Statutory Net Income of the Insurance Subsidiaries for the immediately preceding four fiscal quarters of the Borrower to (ii) Interest Expense for the immediately preceding four fiscal quarters of the Borrower.

     "Interest Expense" means, for any period, the sum of, without duplication, all interest and commitment fees (adjusted to give effect to all interest rate swap, cap or other interest rate hedging agreements and fees and expenses paid in connection with the same, all as determined in accordance with GAAP), paid or accrued in respect of all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP during such period.

     "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

     "Interest Period" means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

          (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (iii) no Interest Period shall extend beyond the scheduled Maturity Date.

     "IRS" means the United States Internal Revenue Service.

     "Laws" means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of any Governmental Authority.

     "Lending Office" means the office or offices of the Lender described as such on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.

     "Leverage Ratio" means, as of any date, the ratio of (a) consolidated Indebtedness of the Borrower and its Subsidiaries on such date, to (b) the sum of (i) consolidated Indebtedness of the Borrower and its Subsidiaries on such date, plus (ii) Adjusted Net Worth on such date.
      ----

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

     "Loan" has the meaning set forth in Section 2.01.

     "Loan Documents" means this Agreement, any Note, each Loan Notice and each Compliance Certificate.

     "Loan Notice" means a notice of (a) a borrowing of a Loan, (b) a conversion of a Loan from one Type to the other, or (c) a continuation of a Loan as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

          "Maturity Date" means (a) October 26, 2001, or such later date to which the tenor of the Commitment may be extended in accordance with the terms hereof, or (b) such earlier date upon which the Commitment may be terminated in accordance with the terms hereof.

          "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

          "NAIC" means the National Association of Insurance Commissions, or any association or Governmental Authority successor to the functions thereof.

          "Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from Dispositions of assets) for that period.

          "Non-Insurance Subsidiary" means each Subsidiary of the Borrower set forth on Schedule 4.1 under the heading "Non-Insurance Subsidiaries."

          "Note" means a promissory note made by the Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B.

          "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding.

          "Operating Entity" means (a) any Person, (b) any business or operating unit of any Person that is, or could be, operated separately and apart from the other businesses and operations of such Person, or (c) any other line of business or business segment.

          "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

          "Outstanding Amount" means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

          "Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

          "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

          "Reinsurance Agreement" means any agreement, contract, treaty, certificate or other arrangement under which any Insurance Subsidiary agrees to transfer or cede to another insurer all or part of the liabilities assumed, or the assets held, by such Insurance Subsidiary under one or more policies of insurance (including, without limitation, any agreement, contract, treaty, certificate or other arrangement that is treated as such by any Applicable Insurance Regulatory Authority of such Insurance Subsidiary).

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

          "Reporting Insurance Subsidiary" means on any date, each Insurance Subsidiary which, as of the end of the fiscal quarter immediately preceding such date, (a) had a Statutory Surplus of at least 5% of consolidated Statutory Surplus of the Insurance Subsidiaries at the end of such fiscal quarter or (b) accounted for at least 5% of consolidated net premiums written by the Insurance Subsidiaries for the four fiscal quarters immediately preceding such date.

          "Responsible Officer" means the chairman of the board and chief executive officer, president, chief financial officer, treasurer, assistant treasurer or secretary of the Borrower. Any document or certificate hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

          "SAP" means, with respect to each Insurance Subsidiary, statutory accounting principles in effect from time to time prescribed or permitted by the Applicable Insurance Regulatory Authority in the preparation of the financial statements of such Subsidiary.

          "Statutory Net Income" means, with respect to the Insurance Subsidiaries for any period, the consolidated statutory net income of the Insurance Subsidiaries for such period computed in accordance with SAP and consistent with that reported on line 16, page 4, column 1 of the Summary of Operations Statement in the Annual Statement.

          "Statutory Capital and Surplus" means, at any date, the combined statutory capital and surplus of the Insurance Subsidiaries determined as of such date in accordance with SAP.

          "Statutory Surplus" means, with respect to the Insurance Subsidiaries at any date of determination, the consolidated statutory surplus of the Insurance Subsidiaries on such date computed in accordance with SAP and consistent with that reported on line 27, page 3, column 1 of the Liabilities, Surplus and Other Funds Statement in the Annual Statement.

          "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Threshold Amount" means $5,000,000.

          "Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

          "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          1.02  Other Interpretive Provisions.

                (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                (b)   (i)   The words "herein" and "hereunder" and words of
          similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                      (ii) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

                      (iii) The term "including" is by way of example and not
               limitation.

                      (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

               (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

             (d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

      1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, (a) GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements or (b) to the extent such terms apply solely to one or more Insurance Subsidiaries, SAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparation of the Annual Statements, except as otherwise specifically prescribed herein.

      1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number).

      1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and
             (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

                                  ARTICLE II.
                            THE COMMITMENT AND LOAN
                            -----------------------

      2.01 Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a "Loan") to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section
             2.01. A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, as further provided herein.

      2.02   Borrowings, Conversions and Continuations of Loans.

             (a) Each borrowing, each conversion of a Loan from one Type to the other, and each continuation of a Loan as the same Type shall be made upon the Borrower's irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than noon, Dallas time (i) two Business Days prior to the requested date of any borrowing of, conversion to or continuation of a Eurodollar Rate Loan or of any conversion of a Eurodollar Rate Loan to a Base Rate Loan, and (ii) on the requested date of any borrowing of a Base Rate Loan.

     Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 9.02(d), any such telephonic notice may be given by a Responsible Officer of the Borrower or by an individual who has been authorized in writing to do so by a Responsible Officer of the Borrower. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing of, conversion to or continuation of a Eurodollar Rate Loan shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each borrowing of or conversion to a Base Rate Loan shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a borrowing, a conversion of a Loan from one Type to the other, or a continuation of a Loan as the same Type, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Loan to be borrowed, converted or continued, (iv) the Type of Loan to be borrowed or to which an existing Loan is to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loan shall be made or continued as, or converted to, a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loan. If the Borrower requests a borrowing of, conversion to, or continuation of a Eurodollar Rate Loan in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

           (b)  Upon satisfaction of the applicable conditions set forth in
     Section 4.02 (and, if a borrowing is the initial Loan, Section 4.01), the Lender shall make the proceeds of each Loan available to the Borrower either by (i) crediting the account of the Borrower on the books of the Lender with the amount of such proceeds or (ii) wire transfer of such proceeds, in each case in accordance with instructions provided to the Lender by the Borrower.

           (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loan may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

           (d) The Lender shall promptly notify the Borrower of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error. The Lender shall notify the Borrower of any change in the Lender's prime rate used in determining the Base Rate promptly following the public announcement of such change.

           (e) After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect.

     2.03  Prepayments.

           (a) The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay any Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than noon, Dallas time, (A) two Business Days prior to any date of prepayment of a Eurodollar Rate Loan, and (B) on the date of prepayment of a Base Rate Loan; and (ii) any prepayment of any Loan shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loan(s) to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

           (b) If for any reason the Outstanding Amount of all Loans at any time exceeds the Commitment then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

     2.04 Reduction or Termination of Commitment. The Borrower may, upon notice to the Lender, terminate the Commitment, or permanently reduce the Commitment to an amount not less than the then Outstanding Amount of all Loans; provided that (i) any such notice shall be received by the Lender not later than noon, Dallas time, five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Once reduced in accordance with this Section, the Commitment may not be increased. All commitment fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

     2.05 Repayment of Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

     2.06  Interest.

           (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

           (b) While any Event of Default exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations (including past due interest) at a fluctuating rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

           (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.07  Fees. In addition to any other fees payable pursuant to this
           Agreement:

           (a)  Commitment Fee. The Borrower shall pay to the Lender a
                --------------
     commitment fee equal to the Applicable Rate times the actual daily amount by which the Commitment exceeds the Outstanding Amount of Loans. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

           (b)  Arrangement Fee. On the Closing Date, the Borrower shall pay a
                ---------------
     non-refundable and fully-earned arrangement fee in the amount of $35,000 to Lender.

     2.08 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed which results in a higher yield to the Lender than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

     2.09 Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. Upon the request of the Lender, the Loans may be evidenced by a Note, in addition to such accounts or records. The Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the Loans and payments with respect thereto.

     2.10  Payments Generally.

           (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 2:00 p.m., Dallas time, on the date specified herein. All payments received by the Lender after 2:00 p.m., Dallas time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

           (b) Subject to the definition of "Interest Period," if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

           (c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     2.11  Extension of Maturity Date.

           (a) Not earlier than 60 days prior to, nor later than 30 days prior to, the existing Maturity Date, the Borrower may, upon notice to the Lender, request an extension of the existing Maturity Date. Within 15 days of delivery of such notice (but not earlier than 30 days prior to the existing Maturity Date), the Lender shall notify the Borrower whether or not it consents to such extension (which consent may be given or withheld in the Lender's sole and absolute discretion). If the Lender fails to respond within the above time period, it shall be deemed not to have consented to such extension.

           (b) If the Lender consents to such extension, the Maturity Date shall be extended to a date 364 days from the existing Maturity Date, effective as of the existing Maturity Date (the "Extension Effective Date"). As a condition precedent to such extension, the Borrower shall deliver to the Lender a certificate dated as of the Extension Effective Date signed by a Responsible Office of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and, (ii) certifying that, before and after giving effect to such extension, the representations and warranties contained in Article V are true and correct on and as of the Extension Effective Date and no Default or Event of Default exists.

                                 ARTICLE III.
                    TAXES, YIELD PROTECTION AND ILLEGALITY
                    --------------------------------------

     3.01  Taxes.

           (a) Any and all payments by the Borrower to or for the account of the Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by the Lender's net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

           (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

           (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Lender, the Borrower shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) the Lender would have received if such Taxes or Other Taxes had not been imposed.

           (d) The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

     3.02 Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

     3.03 Inability to Determine Eurodollar Rate. If the Lender determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for such Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender will promptly notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing, conversion or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

     3.04  Increased Cost and Reduced Return; Capital Adequacy.

           (a) If the Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Lender's compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

           (b) If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender's desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

     3.05 Funding Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

           (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

           (b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

     3.06 Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

     3.07 Survival. All of the Borrower's obligations under this Article III shall survive termination of the Commitment and payment in full of all the other Obligations.



                                  ARTICLE IV.
                         CONDITIONS PRECEDENT TO LOANS
                         -----------------------------

     4.01 Conditions of Initial Loan. The obligation of the Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

           (a) The Lender's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:

                (i) executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Borrower;

                (ii) if requested by the Lender, a Note executed by the Borrower in favor of the Lender, in a principal amount equal to the amount of the Commitment;

                (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

                (iv) such evidence as the Lender may reasonably require to verify that the Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of the Borrower's Organization Documents, certificates of good standing and/or qualification to engage in business;

                (v) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect;

                (vi) an opinion of counsel to the Borrower substantially in the form of Exhibit D;

                (vii) evidence that the Existing Credit Agreement has been or concurrently with the initial Loan will be terminated and all Indebtedness outstanding thereunder has been or concurrently with the initial Loan will be repaid in full; and

                (viii) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

           (b) Any fees required to be paid on or before the Closing Date shall have been paid.

           (c) The Borrower shall have paid all Attorney Costs of the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender).

     4.02 Conditions to all Loans. The obligation of the Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of a Loan to the other Type, or a continuation of a Loan as the same Type, but subject to Section 2.2(c)) is subject to the following conditions precedent:

           (a)  The representations and warranties of the Borrower contained in
     Article V, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

           (b) No Default or Event of Default shall exist, or would result from such proposed Loan.

           (c) The Lender shall have received a Loan Notice in accordance with the requirements hereof.

           (d) The Lender shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Lender reasonably may require.

Each Loan Notice (other than a Loan Notice requesting only a conversion of a Loan to the other Type or a continuation of a Loan as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Loan.

                                  ARTICLE V.
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     The Borrower represents and warrants to the Lender that:

     5.01 Existence, Qualification and Power; Compliance with Laws. Each of the Borrower and its Subsidiaries (a) is an entity duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and, in the case of the Borrower, to execute, deliver, and perform its obligations under the Loan Documents, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which it is a party or any order, injunction, writ or decree of any Governmental Authority to which it or its property is subject; or (c) violate any Law, including any Applicable Insurance Code.

     5.03 Governmental Authorization. Except for information filings required to be made in the ordinary course of business which are not a condition to the validity or enforceability of the Loan Documents against the Borrower or the Borrower's performance under the Loan Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws and by general principles of equity, regardless of whether enforcement is sought in an action at law or in equity, and the discretion of the court before which any action or proceeding therefor may be brought.

     5.05  Financial Statements; No Material Adverse Effect.

           (a) The Audited Financial Statements heretofore delivered to the Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the

     Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

           (b) Since the date of the Audited Financial Statements, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

           (c) The consolidated Annual Statements dated as of December 31, 1999 of each of Mercury Casualty Company, California Automobile Insurance Company, Mercury Indemnity Company of Georgia, and Mercury Insurance Company of Illinois and the consolidated Annual Statements dated as of December 31, 1999 of each of American Mercury Insurance Company and American Mercury Lloyd's Insurance Company (together with the related notes and schedules thereto, the "Annual Statements") heretofore delivered to the Lender, fairly present the financial condition and results of operations of the Insurance Subsidiaries included therein as of the date thereof and for the period covered thereby and have been prepared in accordance with SAP.

     5.06 Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues which (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

     5.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation which could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

     5.08 Ownership of Property; Liens. The Borrower and each Subsidiary has good record and marketable title to, or valid leasehold interests in, all tangible and intangible property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

     5.09 Environmental Compliance. The Borrower has reasonably concluded that existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Laws will not, individually or in the aggregate, have a Material Adverse Effect.

     5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

     5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.12  ERISA Compliance.

           (a) Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to
     Section 412 of the Code has been made with respect to any Plan.

           (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

           (c) Except for events or conditions that have not resulted in or could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

     5.13 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than the Insurance Subsidiaries and the Non-Insurance Subsidiaries set forth on Schedule 5.13.

     5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

           (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

           (b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

     5.15 Licenses, Franchises, Etc. Each of the Borrower and its Subsidiaries possesses or has the right to use all licenses, franchises, copyrights, trademarks, servicemarks, patents, trade names, service names, and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect. No event has occurred which permits or, to the best knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such license, franchise, copyright, trademark, servicemark, patent, trade name, service name, or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

     5.16 Labor Relations. There are no material controversies pending between the Borrower or any of its Subsidiaries and any of their respective employees that could reasonably be expected to have a Material Adverse Effect.

     5.17 Burdensome Obligations. Neither the Borrower nor any of its Subsidiaries is a party to or bound by any license, franchise, or Contractual Obligation, or subject to any restriction which, in the opinion of the management of the Borrower or such Subsidiary, is so unusual or burdensome, in the context of its business, as in the foreseeable future might materially and adversely affect or impair the revenue or cash flows of the Borrower or such Subsidiary or the ability of the Borrower to perform its obligations under the Loan Documents. The Borrower does not presently anticipate that future expenditures by the Borrower or any of its Subsidiaries needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to be reasonably expected to have a Material Adverse Effect.

     5.18 Disclosure. No representation or warranty made by the Borrower in any Loan Document and no certificate or report furnished to the Lender by or on behalf of the Borrower in connection with any Loan Document contains any untrue statement of a material fact or, to the best knowledge of the Borrower, omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VI.
                             AFFIRMATIVE COVENANTS
                             ---------------------

     So long as the Commitment shall be in effect, or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause each Subsidiary to:

     6.01 Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:

           (a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the Borrower's 10-K for such fiscal year and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP and in reasonable detail, audited and accompanied by a report and opinion of a "big 5" firm or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Lender;

           (b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the Borrower's 10-Q for such fiscal quarter and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

          (c) As soon as practicable after the filing thereof but in any case not later than 105 days after the close of each fiscal year of the Borrower and 60 days after the close of each fiscal quarter of the Borrower, copies of the annual and quarterly statutory statements filed by the Borrower or any Reporting Insurance Subsidiary with the department of insurance of the state of domicile of each Reporting Insurance Subsidiary or any other Governmental Authority.


     6.02 Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:

           (a) after request by the Lender therefor, concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under
     Section 7.13 hereof or, if any such Default or Event of Default shall exist, stating the nature of such Default or Event of Default;

           (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

           (c) promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

           (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower generally, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto; and

          (e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Lender may from time to time request.

     6.03 Notices. Within 10 days after the Borrower obtains knowledge thereof, notify the Lender:

           (a)  of the occurrence of any Default or Event of Default;

           (b) of any matter that has resulted or, if decided adversely to the Borrower or any Subsidiary, could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or default under, a Contractual Obligation of the Borrower or any Subsidiary;
     (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or
     (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary pursuant to any applicable Environmental Laws;

          (c) of any litigation, investigation or proceeding affecting the Borrower or any Subsidiary which, if decided adversely to the Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect;

          (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

          (e)  of the occurrence of any ERISA Event;

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, other than Liens permitted by
           Section 7.01; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     6.05 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.03 or which could not reasonably be expected to have a Material Adverse Effect; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section 7.03 or which could not reasonably be expected to have a Material Adverse Effect; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

     6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or SAP in the case of any Insurance Subsidiary) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

     6.10 Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

     6.11 Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     6.12 Use of Proceeds. Use the proceeds of the Loans first to repay Indebtedness owing under the Existing Credit Agreement and then for working capital and other general corporate purposes not in contravention of any Law or of any Loan Document.

                                 ARTICLE VII.
                              NEGATIVE COVENANTS
                              ------------------

     So long as the Commitment shall be in effect, or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall not, directly or indirectly:

     7.01 Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

           (a)  Liens, if any, pursuant to any Loan Document;

           (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefitted thereby is permitted by Section 7.02(a);

           (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

           (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

           (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

           (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

           (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

           (h) Liens securing judgments for the payment of money in an aggregate amount not in excess of the Threshold Amount (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed;

           (i) Liens on real property owned by any Subsidiary on the date hereof or acquired by any Subsidiary after the date hereof securing Indebtedness permitted by Section 7.02(b) that was or is incurred in connection with the acquisition of such real property, provided that each such Lien is limited to the real property so acquired;

           (j) Liens on personal property owned by the Borrower or any Subsidiary on the date hereof or acquired by the Borrower or any Subsidiary after the date hereof securing Indebtedness permitted by Section 7.02(c) that was or is incurred in connection with the acquisition of such personal property, provided that each such Lien is limited to the personal property so acquired; and

           (k)  Banker's Liens arising in the ordinary course of business.

     7.02 Indebtedness. Permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

           (a)  Indebtedness outstanding on the date hereof and listed on
     Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

           (b) Indebtedness, including Capital Lease Obligations, secured by Liens permitted by Section 7.01(i) in an aggregate outstanding amount not to exceed $25,000,000 at any time;

           (c) Indebtedness, including Capital Lease Obligations, secured by Liens permitted by Section 7.01(j) in an aggregate outstanding amount not to exceed $25,000,000 at any time; and

           (d) Indebtedness incurred by any Subsidiary in the ordinary course of business that is owed to Borrower or any Subsidiary.

     7.03 Mergers, Acquisitions and Dispositions. Consolidate or merge into or with any Person, or make any Acquisition or Disposition, or enter into any binding agreement to do any of the foregoing which is not contingent on obtaining the consent of the Lender, or permit any Subsidiary of the Borrower to do any of the foregoing, except that
           (a) a Subsidiary of the Borrower may consolidate and merge with another wholly-owned Subsidiary of the Borrower, if (i) immediately before and after giving effect thereto no Default or Event of Default shall or would exist and (ii) any such consolidation or merger would not cause any Applicable Insurance Regulatory Authority to restrict the ability of any Insurance Subsidiary to make Restricted Payments, and (b) the Borrower may make Acquisitions and Dispositions, if (i) the aggregate consolidated amount of any capital stock or property so acquired in any calendar year (determined on the basis of the fair market value of any capital stock or property acquired), or the aggregate consolidated amount of any assets sold, leased or otherwise disposed of in any calendar year (determined on the basis of the fair market value of any assets so sold, leased or disposed of) would not exceed 15% of the combined Statutory Capital and Surplus of the Insurance Subsidiaries as of the end of the immediately preceding calendar year, (ii) an Event of Default would not exist before or after giving effect thereto and (iii) any such Acquisition or Disposition would not cause any Applicable Insurance Regulatory Authority to restrict the ability of any Insurance Subsidiary to make Restricted Payments, provided, however, that the foregoing shall not limit Dispositions of investment securities as part of the management of a securities portfolio of the Borrower or any of its Subsidiaries.

    7.04 Change in Nature of Business. Engage, or permit any Subsidiary to engage, in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof.

    7.05 Transactions with Affiliates. Enter into, or permit any Subsidiary to enter into, any transaction of any kind with any Affiliate of the Borrower on a basis less favorable to the Borrower or such Subsidiary in any material respect than if such transaction were not with an Affiliate of the Borrower other than (a) advances made to employees of the Borrower or any Subsidiary in the ordinary course of business in connection with their employment, (b) transactions in which the aggregate rental value, remuneration or other consideration (including the value of a loan) together with the aggregate rental value, remuneration or other consideration (including the value of a loan) of all such other transactions consummated in the year during which such transaction is proposed to be consummated, does not exceed $5,000,000,
          (c) management or similar agreements entered into among the Borrower and any Subsidiary in the ordinary course of business, (d) transactions effected pursuant to the agreement dated October 7, 1985, by and among the Borrower, George Joseph and Gloria Joseph with respect to the ownership by George Joseph and Gloria Joseph of the Borrower's common stock, (e) payments to officers or directors of the Borrower or any Subsidiary in the ordinary course of their employment,
          (f) dividends otherwise permitted by this Agreement or (g) the provision by the Borrower to its Subsidiaries of funds for use in connection with the business, operations and general corporate purposes of such Subsidiaries.

    7.06 Burdensome Agreements. Enter into, or permit any Subsidiary to enter into, any Contractual Obligation that limits the ability (a) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower or (b) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

    7.07 Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board), other than any shares of outstanding stock of the Borrower that are returned to the status of authorized and unissued shares and retired, or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

    7.08 ERISA. At any time engage, or permit any ERISA Affiliate to engage, in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

    7.09 Fiscal Year. Change, or permit any Subsidiary to change, its fiscal year from that in effect on the date hereof.

    7.10 Issuance of Stock by Subsidiaries. Permit any Subsidiary to issue, directly or indirectly, any additional capital stock or other equity interests other than to Borrower or a wholly-owned Subsidiary.

    7.11 Reinsurance Agreements. Permit any Insurance Subsidiary to enter into a treaty to cede any of its obligations to any reinsurer that could reasonably be expected to have a Material Adverse Effect.

    7.12 Articles of Incorporation and Bylaws. Amend or otherwise modify its articles of incorporation or bylaws in any way which would adversely affect the interests of the Lender under any of the Loan Documents, or permit any of its Subsidiaries so to do.

    7.13  Financial Covenants.

          (a) Adjusted Net Worth.  Permit Adjusted Net Worth at any time to be
              ------------------
    less than the sum of (a) $700,000,000, plus (b) an amount equal to 50% of the consolidated Net Income of the Borrower and its Subsidiaries for each fiscal quarter ending after September 30, 2000 (with no deduction for a net loss in any such fiscal quarter).

          (b) Interest Coverage Ratio.  Permit the Interest Coverage Ratio as of
              -----------------------
    the end of any fiscal quarter of the Borrower to be less than 4.0 to 1.0.

          (c) Leverage Ratio.  Permit the Leverage Ratio at any time to be
              --------------
    greater than .25 to 1.0.

          (d) Statutory Surplus.  Permit Statutory Surplus at any time to be
              -----------------
    less than $600,000,000.


                                 ARTICLE VIII.
                         EVENTS OF DEFAULT AND REMEDIES
                         ------------------------------

    8.01 Events of Default. Any of the following events shall constitute an Event of Default:

               (a) Non-Payment.  The Borrower fails to pay (i) when and as
                   -----------
    required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

               (b) Specific Covenants.  The Borrower fails to perform or observe
                   ------------------
     any term, covenant or agreement contained in any of Section 6.10 or 6.12 or
     Article VII; or

               (c) Other Defaults.  The Borrower fails to perform or observe any
                   --------------
     other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

               (d) Representations and Warranties.  Any representation or
                   ------------------------------
     warranty made or deemed made by the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or

               (e) Cross-Default.  The Borrower or any Subsidiary (i) fails to
                   -------------
     make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than the Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or

               (f) Insolvency Proceedings, Etc.  The Borrower or any Subsidiary
                   ----------------------------
     institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

               (g) Inability to Pay Debts; Attachment.  (i) The Borrower or any
                   ----------------------------------
     Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

               (h) Judgments.  There is entered against the Borrower or any
                   ---------
     Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold

     Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or would reasonably be expected to have, a Material Adverse Effect and, in the case of either clause (i) or clause
     (ii) preceding, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

               (i) Licenses and Permits.  Any license, franchise, permit, right,
                   --------------------
     approval or agreement of the Borrower or any Subsidiary to own or operate any Operating Entity owned or operated by the Borrower or such Subsidiary
     (i) is not renewed, or is suspended or revoked and (ii) the non-renewal, suspension or revocation thereof would have a Material Adverse Effect; or

               (j) ERISA.  (i) An ERISA Event occurs with respect to a Pension
                   -----
     Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under
     Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

               (k) Invalidity of Loan Documents.  Any Loan Document, at any time
                   ----------------------------
     after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

               (l) Change of Control.  There occurs any Change of Control.
                   -----------------


     8.02 Remedies Upon Event of Default. If any Event of Default occurs, the Lender may

               (a) declare the commitment of the Lender to make Loans to be terminated, whereupon such commitment shall be terminated;

               (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

               (c) exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other Obligations as aforesaid shall automatically become due and payable without further act of the Lender.

                                  ARTICLE IX.
                                 MISCELLANEOUS
                                 -------------

     9.01 Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.02   Notices and Other Communications; Facsimile Copies.

            (a)  General.  Unless otherwise expressly provided herein, all
                 -------
     notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 9.02; or to such other address as shall be designated by either party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and
     (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on
     Schedule 9.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

            (b)  Effectiveness of Facsimile Documents and Signatures.  Loan
                 ---------------------------------------------------
     Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

            (c)  Limited Use of Electronic Mail.  Electronic mail and internet
                 ------------------------------
     and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

            (d)  Reliance by Lender.  The Lender shall be entitled to rely and
                 ------------------
     act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

          9.03 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief
Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. Any amount payable to Lender under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate. The agreements in this Section shall survive termination of the Commitment and repayment of all the other Obligations.

          9.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless the Lender, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower, any Affiliate of the Borrower or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitment, the use or contemplated use of the proceeds of any Loan, or the relationship of the Borrower and the Lender under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of the Commitment and repayment of all the other Obligations.

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

          9.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

          9.07   Successors and Assigns.

                 (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                 (b) The Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party hereto and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender's rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.07, 9.04 and 9.05). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the Lender and the assignee, and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

               (c) The Lender may, without the consent of, or notice to, the Borrower (unless such sale is to an insurance company, in which case the consent of the Borrower thereto, as more fully prescribed in
          Section 9.07(f), shall be required but shall not be unreasonably withheld or delayed), sell participations to one or more banks or other entities (a "Participant") in all or a portion of the Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the outstanding Loans owing to it); provided that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation may (at the sole discretion of the Lender) provide that the Lender will not, without the consent of the Participant, agree to certain types of amendments, waivers or other modifications of the Loan Documents. Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were the Lender.

               (d) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04, or 3.05 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that is a "foreign corporation, partnership or trust" within the meaning of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

               (e) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

               (f) If the consent of the Borrower to an Eligible Assignee is required hereunder, the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the Lender unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

               (g) As used herein, the following terms have the following meanings:

               "Eligible Assignee" means (a) an Affiliate of the Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing.

               "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

               "Approved Fund" means any Fund that is administered or managed by
               (a) the Lender or (b) an Affiliate of the Lender.

          9.08 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement;
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower; or
(i) to any nationally recognized rating agency that requires access to information about the Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to the Lender or its Affiliates. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     9.09 Set-Off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     9.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations. Chapter 346 of the Texas Finance Code (which governs certain revolving credit accounts) shall not apply to the transactions contemplated by the Loan Documents.

     9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary for each party hereto to execute the same counterpart.

     9.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be

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

deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     9.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

     9.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.15 Governing Law.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER AND THE LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     9.16 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY

COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     9.17 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK.
                           SIGNATURE PAGE FOLLOWS.]

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              BANK OF AMERICA, N.A.


                              By  /s/ Joan L. D'Amico
                                --------------------------------
                                  Name:  Joan L. D'Amico
                                  Title: Managing Director


                              MERCURY GENERAL CORPORATION


                              By  /s/ Gabriel Tirador
                                --------------------------------
                                  Name:  Gabriel Tirador
                                  Title: Chief Financial Officer


                      Signature Page To Credit Agreement